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                         UNITED STATES                          SEC FILE NUMBER
               SECURITIES AND EXCHANGE COMMISSION                  0-28348
                    WASHINGTON, D.C. 20549                       CUSIP NUMBER
                         FORM 12b -25                            233041 30 0

                   NOTIFICATION OF LATE FILING

Check One:

|_| Form 10-KSB   |_| Form 20-F  |_| Form 11-K   |X| Form 10-QSB |_| Form N-SAR

               For Period Ended: March 31, 2002
                                 --------------
               |_|      Transition Report on Form 10-K
               |_|      Transition Report on Form 20-F
               |_|      Transition Report on Form 11-K
               |_|      Transition Report on Form 10-Q
               |_|      Transition Report on Form N-SAR
               For the Transition Period Ended:
                                                ---------------------
If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

         DBS INDUSTRIES, INC.
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         Full Name of Registrant

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         Former Name if Applicable
         100 Shoreline Highway, Suite 190A
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         Address of Principal Executive Office (Street and Number)
         Mill Valley, CA 94941
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         City, State and Zip Code

PART II -- RULES 12b - 25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

     |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

     |X| (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or a portion thereof

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              will be filed on or before the fifth calendar day following the prescribed due date; and

     |_|  (c) The accountant's statement or other exhibit required by Rule 12b -
              25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, transition report or a portion thereof could not be filed within prescribed time period. (Attach extra sheets if needed.)

     The Company requires additional time to complete the organization of its Form 10-QSB for the period ended March 31, 2002.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Randy Stratt                          (415) 380-8055
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     (Name)                                (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         |_| Yes                    |X| No

     The registrant has not filed its Form 10-KSB for the fiscal year ended December 31, 2001; however, a Form 12b-25 was filed for the Form 10-KSB on April 1, 2002.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         |_| Yes                    |X| No


                            DBS INDUSTRIES, INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned duly authorized.

Date:    5-14-2002                   By:    /s/ Randy Stratt
                                            --------------------------------
                                            Randy Stratt,
                                            Chief Operating Officer and
                                            General Counsel